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                                                                      EXHIBIT 99

HCA


                                                           FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                               MEDIA CONTACT:
Mark Kimbrough                                                  Jeff Prescott
615-344-2688                                                    615-344-5708



           HCA EXPECTS FIRST QUARTER RESULTS TO BE BELOW EXPECTATIONS
                  DUE TO WEAKER THAN EXPECTED HOSPITAL VOLUMES
                  EARNINGS RELEASE SCHEDULED FOR APRIL 22, 2003


NASHVILLE, TN, April 15, 2003 -- HCA (NYSE: HCA) announced today net income, including gains on sales of facilities and investigation related costs, is expected to be approximately $465 million to $475 million, or $0.89 to $0.91 per diluted share, for the first quarter ended March 31, 2003, compared to $385 million or $0.74 per diluted share in 2002. During the quarter ended March 31, 2003, the Company expects to recognize gains on sales of facilities of approximately $42 million net of tax, or $0.08 per diluted share, and investigation related costs of approximately $3 million net of tax. During the first quarter of 2002, the Company had no facility sales and reported investigation related costs of $10 million net of tax, or $0.02 per diluted share.

However, as a result of weaker than expected hospital volumes, net income, excluding gains on sales of facilities and investigation related costs, for the first quarter ended March 31, 2003, is expected to be approximately $0.81 to $0.83 per diluted share, up 7 to 9 percent from $0.76 per diluted share reported in the prior year's first quarter. The results for the quarter, which the Company expects to report on April 22, 2003, are expected to be below the Company's and investment analysts' expectations.

The Company expects to report a 0.4 percent decline in same facility admissions for the first quarter of 2003, reflecting the following:

        - A significant decline in pulmonary and flu-related admissions of approximately 9 percent (4,272 fewer admissions) which, the Company believes, was due to a weak flu season.



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        -       A decline in skilled nursing admissions of 32 percent (2,017 fewer admissions), primarily related to the closure of 17 skilled nursing units since the first quarter of 2002.

        - Closing of obstetrics services in seven hospitals since last year's first quarter, resulting in 1,194 fewer admissions.

As illustrated in the following table, the Company's same facility inpatient admissions, adjusted to exclude pulmonary/flu-related, skilled nursing and closed OB unit admissions, increased approximately 1.7 percent for the quarter ended March 31, 2003.

                                                                 QUARTER ENDED MARCH 31
                                                 ----------------------------------------------------
                                                                            INCREASE
                                                 2003          2002        (DECREASE)        % CHANGE
                                                 ----          ----        ----------        --------
SAME FACILITY INPATIENT
ADMISSIONS:

--------------------------------------------------------------------------------------------------------
     Total Company                              403,308       404,919        (1,611)           (0.4)%
--------------------------------------------------------------------------------------------------------

     Pulmonary/Flu-Related                       40,936        45,208        (4,272)           (9.4)%

     Skilled Nursing                              4,291         6,308        (2,017)          (32.0)%

     OB Units Closed                                 93         1,287        (1,194)          (92.8)%

--------------------------------------------------------------------------------------------------------
     Total Company Excluding Pulmonary/
     Flu-Related, Skilled Nursing and
     Closed OB Unit Admissions                  357,988       352,116         5,872            +1.7%
--------------------------------------------------------------------------------------------------------

The decline in pulmonary/flu-related admissions occurred among both the Company's Medicare and managed care patients. Certain of the Company's markets, including Dade County, Jacksonville and North Central, Florida; Central Louisiana; Oklahoma; El Paso, Texas; and Southern California, did not experience significant declines in pulmonary/flu-related admissions in the first quarter of 2003.

Also, during the first quarter of 2003, the Company's same facility emergency room visits rose approximately 1.4 percent. Outpatient visits and outpatient surgical procedures declined approximately 3.2 percent and 2.9 percent, respectively. The Company believes the softer than anticipated outpatient volumes are reflective of several factors, including the light flu season, adverse weather conditions in certain markets, competition, managed care dynamics and the economy.


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Revenue per equivalent admission trends remained strong for the first quarter, increasing in excess of 9 percent. Consolidated revenues for the quarter ended March 31, 2003, are expected to be approximately $5.3 billion, up 8 percent from $4.9 billion last year.

The Company's EBITDA margin is expected to be approximately 21.0 percent for the quarter ended March 31, 2003, down from 21.4 percent reported for the prior year's first quarter. The lower margin reflects primarily the volume declines, higher bad debts and the inability to leverage certain fixed costs. EBITDA for 2003 (based upon the Company's expectations) and 2002, respectively, is defined as income before depreciation and amortization ($261 million and $244 million); interest expense ($114 million and $121 million); gains on sales of facilities ($74 million for 2003); investigation related costs ($4 million and $17 million); minority interests in earnings of consolidated entities ($39 million and $35 million) and income taxes ($296 million and $241 million).

The Company uses EBITDA as an analytical indicator for purposes of allocating resources to geographic areas and assessing their performance. EBITDA is commonly used as an analytical indicator within the health care industry, and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

"We do not believe the first quarter declines in hospital volumes are indicative of a long-term trend. While we may experience weaker than expected volume trends from time to time due to seasonal disease patterns and other market-specific factors, the overall demographic trends in the country and our market presence in fast growing major metropolitan areas should drive, we believe, continuing growth for HCA. While we certainly face significant issues this year relating to possible Medicare outlier rule changes, charity care policy changes, as well as other issues discussed in the recently filed Form 10-K, at this time, we see no reason to change the Company's overall strategy of investing significant capital in our markets and our long-term objective of mid-teens EPS growth," said Jack
O. Bovender, Jr., Chairman and CEO.


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Except for the information included in this press release, the Company will not provide any information regarding the results of operations for the first quarter until the Company's earnings release and investor call, which are currently scheduled for April 22, 2003.


                                      # # #


This press release contains forward-looking statements based on current management expectations. Those forward looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) completion of the Company's first quarter financial reporting process (ii) the ability to enter into definitive written agreements with regard to, and to consummate, the understanding with attorneys of the Civil Division of the DOJ, CMS and obtain court approval thereof, (iii) the highly competitive nature of the health care business, (iv) the efforts of insurers, health care providers and others to contain health care costs, (v) possible changes in the Medicare and Medicaid programs (including currently proposed changes to Medicare outlier payments) that may impact reimbursements to health care providers and insurers, (vi) changes in Federal, state or local regulation affecting the health care industry, (vii) the possible enactment of Federal or state health care reform, (viii) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (ix) liabilities and other claims asserted against the Company, (x) fluctuations in the market value of the Company's common stock,
(xi) ability to complete the share repurchase program (xii) changes in accounting practices, (xiii) changes in general economic conditions, (xiv) future divestitures which may result in additional charges, (xv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xvi) the availability and terms of capital to fund the expansion of the Company's business, (xvii) changes in business strategy or development plans, (xviii) slowness of reimbursement, (xix) the ability to implement the Company's shared services and other initiatives and realize a decrease in administrative, supply and infrastructure costs, (xx) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xxi) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government,
(xxii) increased reviews of the Company's cost reports, (xxiii) the ability to maintain and increase patient volumes and control the costs of providing services, (xxiv) the ability to successfully integrate the operations of Health Midwest (xxv) the ability to develop and implement the financial enterprise resource planning ("ERP") and millennium accounts receivable system ("MARS") information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (xxvi) other risk factors detailed from time to time in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.



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